                                                                    EXHIBIT 10.9


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is entered into effective as of May 1, 1996, by and between STAR VENDING, INC., a Nevada corporation (the "Company") and GORDON HUTCHINS, JR.

("Consultant").

                                    RECITALS:

         A. Consultant has certain skills relating to the telecommunications industry and the business of the Company.

         B. Consultant has been using such skills to benefit the Company, and Company has been compensating Consultant for such services.

         C. The parties desire to enter into an agreement to insure that the Company shall continue to receive the benefit of Consultant's future advisory services under the terms and conditions set forth in this Agreement.

                                   AGREEMENTS:

         NOW, THEREFORE, the parties, intending to be legally bound, do agree as follows:

         1. ENGAGEMENT OF SERVICES.

                  1.1 ENGAGEMENT OF CONSULTANT. The Company shall engage Consultant and Consultant shall accept such engagement and perform the services required of Consultant in an efficient, trustworthy and businesslike manner on the terms and conditions, and during the Term (as defined in Section 2), set forth in this Agreement.

                  1.2 SERVICES. Consultant shall perform operations and other tasks as requested from time to time by the Chief Executive Officer, President or the Board of Directors; and Consultant shall remain available during the Term of this Agreement for reasonable consultation with the members of the Company's professional staff in response to specific requests by the Company.

         2. TERM.

            The term of Consultant's engagement shall commence on May 1, 1996, and shall continue until April 30, 1998, unless earlier terminated (the "Term").

         3. FEES AND EXPENSES.

            3.1 MONTHLY COMPENSATION. The Company shall compensate Consultant for services provided during the Term of this Agreement by making payments to Consultant in the amount of $10,000 per calendar month. Such payments shall be made no less frequently than once per month during the Term. All payments shall be by means of check payable to Consultant sent via United States mail to Consultant's address for notices as set forth on the signature page of this Agreement, or such other address which Consultant shall provide in writing to the Company from time to time.

            3.2 STOCK OPTIONS. As additional consideration for Consultant's agreement to provide the services, the Company shall grant Consultant nonstatutory stock options to purchase a total of 100,000 shares of the Company's common stock pursuant to the Nonstatutory Stock Option Agreement in the form attached as Exhibit A.

            3.3 REIMBURSABLE EXPENSES. The Company shall reimburse Consultant for authorized expenses reasonably incurred by Consultant in the performance of his duties under this Agreement, and documented in accordance with the Company's expense reimbursement policy.

         4. CONFIDENTIAL INFORMATION.

            4.1 NONDISCLOSURE. Consultant agrees not to publish, reveal or disclose, other than to an authorized employee of the Company, any information, data or the like obtained during the performance of Consultant's duties under this Agreement, including any information relating to the Company's business, customers, contracts, bids, proposals, trade practices, trade secrets or know-how, without the prior express written consent of an officer of the Company, and that on termination of this Agreement for any reason, Consultant shall not remove or retain without the express consent of an officer of the Company any letters, papers, business plans, documents or other information of any type or description pertaining to the Company or its affairs. The foregoing provisions of this Section shall not include information data or the like which is or becomes publicly available, enters the public domain, or is known or becomes independent of this Agreement known to Consultant, or which Consultant is required to disclose to a third party pursuant to Court order.

            4.2 USE OF INFORMATION. Consultant agrees that Consultant will not, during the term of this Agreement or for a period of three (3) years after the term of this Agreement, directly or indirectly use or utilize, for Consultant's own benefit or for the benefit of any other person or concern, any confidential information of the Company, including any information of the type described in
Section 4.1, above, without the prior express written consent of an officer of the Company.

            4.3 PROPRIETARY RIGHTS. Consultant agrees to promptly disclose to the Company all discoveries, improvements and inventions conceived or made by Consultant resulting from or attributable to the performance of his duties under this Agreement and that Consultant will execute such documents, disclose and deliver all information and data, and do all other things which are necessary or desirable in order to transfer ownership in or to impart a full understanding of such discoveries, improvements, inventions and copyrights to the Company.

         5. NO SOLICITATION OF EMPLOYEES.

            Consultant shall not during the Term, and for a period of twelve
(12) months thereafter, directly or indirectly, for himself, or as agent, or on behalf of or in conjunction with any other person, firm, partnership, corporation or other entity, induce or entice any employee of the Company or its affiliates to leave such engagement or cause anyone else to do so.

         6. ASSIGNMENT.

            Consultant shall not have any right to delegate or transfer any duty or obligation to be performed by him to any third party, nor to assign or transfer the right, if any, to receive payments.

         7. TERMINATION.

            This Agreement, the engagement of Consultant hereunder, and any future obligation of the Company to make any payments hereunder, may be terminated at any time:

            7.1 By mutual agreement;

            7.2 By the Company if Consultant dies or becomes physically or mentally disabled (the term "disabled" as used herein shall mean any mental or physical illness or disability that renders the Consultant unable to perform the essential functions of his position hereunder for at least 30 days during any consecutive 180 day period);

                  7.3 By the Company, for cause, if Consultant (1) has committed any material act of dishonesty, fraud or misrepresentation or any act of moral turpitude; (2) is in default in the performance of Consultant's material obligations, services or duties hereunder which default is not cured by Consultant after reasonable notice from the Company; or (3) has failed to execute specific instructions from the Company's Board of Directors or executive officers, which failure is not corrected by Consultant after reasonable notice from the Company;

                  7.4 By the Company, without cause, at any time during the term of this Agreement, after ninety (90) days prior written notice to Consultant; or

                  7.5 By the Consultant if the Company is in default of its material obligations or duties hereunder.

                  In the event of any termination under this section, Consultant (or, in the event of Consultant's death, his estate) shall be entitled to receive compensation accrued and payable to him as of the date of termination or death, and all other amounts payable hereunder, including, but not limited to, incentive compensation, shall thereupon cease.

               8. REPRESENTATIONS AND WARRANTIES OF CONSULTANT.

                  Consultant represents and warrants that there are no agreements or arrangements, whether written or oral, that would be breached by Consultant upon the execution or performance of this Agreement or that would impair or prevent Consultant from rendering services to the Company during the Term, and that Consultant has not made and will not make any commitment or do any act in conflict with this Agreement. Consultant acknowledges that the Company has relied on the above representations and warranties in entering into this Agreement. Consultant shall indemnify and hold harmless the Company and its affiliates from all losses, costs, expenses (including, without limitation, reasonable attorneys' fees and expenses) or liabilities for any breach of Consultant's representations or warranties. The representations, warranties and agreements made by Consultant in this Section shall survive the termination of this Agreement.

         9. INDEPENDENT CONTRACTOR.

            9.1 STATUS. Consultant acknowledges that, in performing his services under this Agreement, Consultant shall be an independent contractor and not an employee of the Company. Consultant shall not be entitled to incur any liability or expense in the name of the Company, or, except as specifically provided in this Agreement, to participate in any benefit programs established by the Company for the benefit of its employees, or to be covered by Company's worker's compensation insurance. Consultant shall be solely responsible for the means of accomplishing the projects assigned to Consultant.

            9.2 INCOME TAX WITHHOLDING. Consultant acknowledges that the Company will not make any income tax withholdings from the fees payable to Consultant under this Agreement. Consultant agrees to report all income paid to him for state and federal income tax purposes, to pay all state and federal income, social security and related taxes thereon when due, and to indemnify and hold the Company free and harmless from any liability, damage, cost or expense resulting from the failure of Consultant to make such tax payments when due.

         10. PARTIAL INVALIDITY.

            If any Term or provision of this Agreement is determined to be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         11. MISCELLANEOUS.

            This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of California. This Agreement, together with the attached Exhibit A, supersedes all prior agreements between the parties concerning the subject matter hereof and constitutes the entire agreement between the parties. This Agreement may be modified only with a written instrument duly executed by each of the parties. No waiver by any party of any breach of this Agreement shall be deemed to be a waiver of any proceeding or succeeding breach. The headings and titles to the paragraphs of this Agreement are inserted for convenience only and shall not be deemed a part of or effect the construction or interpretation or any provision. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                           STAR VENDING, INC., a Nevada
                                           corporation
__________________________________         ____________________________
                Date                       By:
                                              Mary Casey, President

                                           Address for Notices:

                                           STAR Vending, Inc.
                                           740 State Street, Suite 202
                                           Santa Barbara, California 93101

                                           CONSULTANT
                                           _______________________________
                                           Gordon Hutchins, Jr.
__________________________________
          Date

                                           Address for Notices:

                                           c/o GH Associates
                                           1004 Woburn Court
                                           McLean, Virginia  22102

                                    EXHIBIT A